Exhibit 5.1

[Woodburn and Wedge Letterhead]

July 31, 2006

Nova Oil, Inc.
The Riviana Building
2777 Allen Parkway, Suite 800
Houston, Texas 77019

Ladies and Gentlemen:

        We have acted as special Nevada counsel for Nova Oil, Inc., a Nevada corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "SEC") of a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of 20,793,811 shares of the Company's common stock, $0.001 par value, of which 13,995,974 are currently owned by the Selling Stockholders identified in the Registration Statement (the "Shares"), and of which 6,797,837 are issuable upon exercise of warrants (the "Warrants") to purchase shares of the Company's common stock (the "Warrant Shares").

        We have examined the originals, or photostatic or certified copies, of the Articles of Incorporation of the Company, as amended to the date hereof, the Bylaws of the Company, as amended to the date hereof, the corporate proceedings with respect to the issuance of the Shares and the Warrants, and such records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinions set forth below.

        In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

        Based upon and subject to the foregoing, we are of the opinion that:

  1.
  The Company's Board of Directors has duly and validly authorized the issuance of the Shares and the Warrants,

  2.
  The Shares are validly issued, fully paid and non-assessable, and

  3.
  When issued and paid for in accordance with the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

        The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue-sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

        This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Sincerely,
WOODBURN and WEDGE
By:	Shawn G. Pearson